                              ASSET PURCHASE AGREEMENT

                                    By and Among

                        West Coast Entertainment Corporation

                             and the Seller Identified
                                on Schedule I hereto
                                   ----------

                                  TABLE OF CONTENTS
                                  -----------------

         Section                                                     Page
         -------                                                     ----

         1.   Sale and Delivery of the Assets.......................   1

              1.1   Delivery of the Assets..........................   1
              1.2   Further Assurances .............................   3
              1.3   Purchase Price..................................   3
              1.4   Assumption of Liabilities; Etc..................   5
              1.5   Allocation of Purchase Price and Assumed
                    Liabilities.....................................   6
              1.6   The Closings....................................   6
              1.7   Restrictions on Transfer of Common Stock........   6

         2.   Representations of the Seller.........................   6

              2.1   Organization....................................   6
              2.2   Capitalization of the Seller and the
                    Subsidiaries....................................   7
              2.3   Authorization...................................   7
              2.4   Ownership of the Assets.........................   8
              2.5   Financial Statements............................   8
              2.6   Absence of Undisclosed Liabilities..............   9
              2.7   Litigation......................................   9
              2.8   Insurance.......................................  10
              2.9   Inventory.......................................  10
              2.10  Fixed Assets....................................  10
              2.11  Leases..........................................  11
              2.12  Change in Financial Condition and Assets........  11
              2.13  Tax Matters.....................................  12
              2.14  Accounts Receivable.............................  13
              2.15  Books and Records...............................  13
              2.16  Contracts and Commitments.......................  13
              2.17  Compliance with Agreements and Laws.............  15
              2.18  Employee Relations..............................  16
              2.19  Absence of Certain Changes or Events............  17
              2.20  Suppliers.......................................  17
              2.21  Prepayments and Deposits........................  18
              2.22  Trade Names and Other Intangible Property.......  18
              2.23  Employee Benefit Plans..........................  18
              2.24  Regulatory Approvals............................  19
              2.25  Indebtedness to and from Officers, Directors
                    and Shareholders................................  19
              2.26  Powers of Attorney and Suretyships..............  19
              2.27  Disclosure......................................  20



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         Section                                                    Page
         -------                                                    ----

         3.   Representations of the Buyer..........................  20

              3.1   Organization and Authority......................  20
              3.2   Capitalization of the Buyer.....................  20
              3.3   Authorization...................................  20
              3.4   Regulatory Approvals............................  21
              3.5   Disclosure......................................  21
              3.6   Buyer Financial Statements......................  21
              3.7   Issuance of Shares..............................  21

         4.   Access to Information; Public Announcements...........  22

              4.1   Access to Management, Properties and Records....  22
              4.2   Confidentiality.................................  22

         5.   Pre-Closing Covenants of the Seller...................  23

              5.1   Conduct of Business.............................  23
              5.2   Absence of Material Changes.....................  23
              5.3   Taxes...........................................  25
              5.4   Delivery of Interim Financial Statements .......  25
              5.5   Compliance with Laws............................  25
              5.6   Continued Truth of Representations
                    and Warranties of the Seller....................  25
              5.7   Continuing Obligation to Inform.................  25
              5.8   Exclusive Dealing...............................  26
              5.9   No Publicity....................................  26

         6.   Satisfaction of Conditions............................  26

         7.   Conditions to Obligations of the Buyer................  26

              7.1   Continued Truth of Representations
                    and Warranties of the Seller; Compliance with
                    Covenants and Obligations ......................  26
              7.2   Corporate Proceedings...........................  27
              7.3   Governmental Approvals..........................  27
              7.4   Consents of Lenders, Lessors and Other
                    Third Parties...................................  27
              7.5   Adverse Proceedings.............................  27
              7.6   Opinion of Counsel..............................  27
              7.7   Board of Directors and Shareholder Approval.....  27
              7.8   The Assets......................................  27
              7.9   Update..........................................  27
              7.10  Cash Available for Working Capital Purposes.....  28
              7.11  Payables........................................  28



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         Section                                                    Page
         -------                                                    ----

              7.12  Engineer's Report...............................  28
              7.13  Tax Lien Waivers................................  28
              7.14  Closing Deliveries..............................  28
              7.15  Retail Store Option Agreement...................  29

         8.   Conditions to Obligations of the Seller...............  29

              8.1   Continued Truth of Representations and
                    Warranties of the Buyer; Compliance
                    with Covenants and Obligations..................  30
              8.2   Corporate Proceedings...........................  30
              8.3   Governmental Approvals..........................  30
              8.4   Consents of Lenders, Lessors and Other
                    Third Parties...................................  30
              8.5   Adverse Proceedings.............................  30
              8.6   Opinion of Counsel..............................  30
              8.7   Closing Deliveries..............................  31
              8.8   Retail Store Option Agreement...................  31

         9.   Indemnification.......................................  31

              9.1   By the Buyer and the Seller.....................  31
              9.2   By the Seller...................................  32
              9.3   Claims for Indemnification......................  33
              9.4   Defense by Indemnifying Party..................   33
              9.5   Payment of Indemnification Obligation...........  34
              9.6   Survival of Representations; Claims for
                    Indemnification.................................  34

         10.  Post-Closing Agreements...............................  34

              10.1  Proprietary Information.........................  34
              10.2  No Solicitation or Hiring of Former Employees...  35
              10.3  Non-Competition Agreement.......................  35
              10.4  Sharing of Data.................................  36
              10.5  Use of Name....................................   36
              10.6  Cooperation in Litigation.......................  37
              10.7  License to Reel Video...........................  37
              10.8  Conduct of Business.............................  37
              10.9  Non-Compete Agreement with Gabriel Ackal........  37
              10.10 Confidentiality Agreements......................  37

         11.  Termination of Agreement..............................  37

              11.1  Termination by Agreement of the Parties........   37
              11.2  Termination by Reason of Breach................   38

         12.  Transfer and Sales Tax................................  38


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         Section                                                    Page
         -------                                                    ----

         13.  Brokers...............................................  38

              13.1  For the Seller..................................  38
              13.2  For the Buyer...................................  38

         14.  Notices...............................................  38

         15.  Arbitration...........................................  39

         16.  Successors and Assigns................................  40

         17.  Entire Agreement; Amendments; Attachments.............  40

         18.  Expenses..............................................  40

         19.  Legal Fees............................................  40

         20.  Governing Law.........................................  41

         21.  Section Headings......................................  41

         22.  Severability..........................................  41

         23.  Counterparts.........................................   41


         Exhibits
         --------

         A - Instrument of Assumption of Liabilities
         B - Opinion of Counsel to Seller
         C - Bill of Sale
         D - Opinion of Hale and Dorr






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                              ASSET PURCHASE AGREEMENT
                              ------------------------


              Agreement made as of October __, 1996 by and among West Coast Entertainment Corporation, a Delaware corporation with its principal office at 9990 Global Road, Philadelphia, Pennsylvania 19115 (the "Buyer"), the Seller identified on SCHEDULE I attached hereto, which has as its principal office the location identified on SCHEDULE I attached hereto (the "Seller"), and those persons identified as "Principals" on SCHEDULE I attached hereto (individually, a "Principal" and collectively, the "Principals").

                                Preliminary Statement
                                ---------------------

              The Buyer desires to purchase, and the Seller desires to sell, substantially all of the assets and business of the Seller related to the four stores identified on SCHEDULE I attached hereto (each, a "Store"), for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

              NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

              1.   Sale and Delivery of the Assets
                   -------------------------------

                   1.1  Delivery of the Assets.
                        ----------------------

                        (a) Subject to and upon the terms and conditions of this Agreement, at each of the four closings of the transactions contemplated by this Agreement (each, a "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests related to the Store acquired by the Buyer at each such Closing:

                             (i)  all inventories, videotapes, finished
         goods, office supplies, maintenance supplies, packaging materials and similar items of the Seller (collectively, the "Inventory") which exist on the Closing Date (as defined below);

                            (ii) all accounts, accounts receivable, notes and notes receivable existing on the Closing Date which are payable to the Seller, including any security held by the Seller for the payment thereof (the "Accounts Receivable");

                           (iii) all prepaid expenses, deposits and other similar assets of the Seller existing on the Closing Date;

                            (iv)  all rights of the Seller under the
         contracts, agreements, leases, licenses and other instruments set forth on SCHEDULE 2.16 attached hereto, but not including such rights under contracts, agreements, leases, licenses and other instruments set forth on SCHEDULE 1.1 (collectively, the "Contract Rights");

                             (v)  copies of all books, records and
         accounts, correspondence, manuals, customer lists, employment records, studies, reports or summaries relating to or arising out of the business of the Seller;

                            (vi) all rights of the Seller under express or implied warranties from the suppliers of the Seller;

                           (vii)  all of the machinery, equipment,
         furniture, leasehold improvements and construction in progress owned by the Seller on the Closing Date whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "Fixed Assets");

                          (viii)  all of the Seller's right, title and
         interest in and to all intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, including the trade names (if any) identified on SCHEDULE I attached hereto or any derivation thereof, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Seller in its business and all licenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property"); and

                            (ix)  except as specifically provided in
         Subsection 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

                        (b)  Notwithstanding the provisions of
         paragraph (a) above, the assets to be transferred to the Buyer under this Agreement shall not include those assets listed on
         SCHEDULE 1.1 attached hereto (the "Excluded Assets").


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






                        (c) The Inventory, Accounts Receivable, Contract Rights, Fixed Assets, Intangible Property and other properties, assets and business of the Seller with respect to each Store described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

                   1.2 FURTHER ASSURANCES. At any time and from time to time after a Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

                   1.3  Purchase Price.
                        --------------

                        (a) The "Purchase Price" for the assets to be acquired at each Closing shall be $425,000. The parties acknowledge and agree that the sum of the Purchase Price payable for the four Stores was determined as a multiple of the projected Net Operating Cash Flow (as defined below). The Purchase Price shall be subject to a post-Closing adjustment as provided in Subsection 1.3(d) below. The Total Purchase Price for all four Stores shall be $1,700,000.

                        (b) The Purchase Price at each Closing shall be payable by (i) the payment to the Seller of a minimum $300,000 in cash or by certified check or by wire transfer to an account designated by the Seller and (ii) the issuance in the name of the Seller of that number of shares of Common Stock, $.01 par value per share, of the Buyer ("Common Stock") determined by dividing the balance of the Purchase Price by the Market Value of a share of Common Stock. The Buyer at its option may elect to pay up to the total amount of the Purchase Price in cash or by certified check or wire transfer. The "Market Value" of a share of Common Stock shall equal the average of the closing price of a share of Common Stock on the Nasdaq National Market for the 15 trading days ending on the third business day prior to the Closing. The shares of Common Stock issuable hereunder shall be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement filed with the Securities and Exchange Commission.

                        (c) For purposes hereof "Net Operating Cash Flow" shall be equal to the pre-tax income from the Stores for the 12-month period ending on September 30, 1997, plus all debt-related


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         interest expense proportionately allocable to the Stores and depreciation and amortization expenses proportionately allocable to the Stores for such 12-month period, less all rental product purchases proportionately allocable to the Stores during such 12-month period (including revenue sharing expenses if not previously expensed), less all earned income interest proportionately allocable to the Stores for such 12-month period, plus all royalty expenses attributable to such stores during such 12-month period (if expensed), with such components of Net Operating Cash Flow determined in accordance with generally accepted accounting principles applied consistently with Seller's past practices.

                        (d) Promptly following September 30, 1997, the Buyer shall cause independent certified public accountants for the Buyer (the "Accountants") to review the books and records of the acquired Stores for the 12 month period ending September 30, 1997. On or before December 31, 1997, the Buyer shall cause the Accountants to deliver a statement setting forth the Net Operating Cash Flow for the Stores to each of the Buyer and the Seller (the "Accountants' Report).

              In the event that the Buyer or the Seller dispute the calculation of the Net Operating Cash Flow, the disputing party shall notify the other parties hereto in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 10 calendar days after delivery of the Accountants' Report. In the event of such a dispute, the parties hereto shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 10 business days after delivery of the Accountants' Report, the dispute shall be submitted to the Accountants and ___________, independent accountants for the Seller ("Seller's Accountants"), for resolution. The Accountants and Seller's Accountants shall use their best efforts to resolve the dispute within 10 business days after submission to the Accountants and the Seller's Accountants. If the Accountants and the Seller's Accountants are unable to agree upon a resolution of the dispute within such 10-business day period, the dispute shall be submitted to independent accountants selected jointly by the Accountants and the Seller's Accountants (the "Independent Accountants"). The Independent Accountants shall resolve the dispute within 15 business days after submission and such resolution shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by either party in any court.

              The fees and expenses of the Accountants in connection with the preparation of the Accountants' Report and the resolution of disputes pursuant to the preceding paragraph shall be borne by the Buyer and the fees and expenses of Seller's Accountants in


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






         connection with the resolution of disputes pursuant to the preceding paragraph shall be borne by the Seller. The fees and expenses of the Independent Accountants shall be shared equally by the Buyer and Seller.

              Immediately upon the expiration of the 10-business day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, as provided above, the Cash Flow Adjustment shall be determined, as provided below.

              A Cash Flow Adjustment for Buyer shall occur only if the Net Operating Cash Flow for the 12-month period ending September 30, 1997, as determined by the Accountants (the "1997 Cash Flow") is less than $377,778. A Cash Flow Adjustment for Buyer shall result in a reduction in the purchase price for the first Tranche of Stores (as defined in the Retail Store Option Agreement described below) to be acquired by Buyer from Seller pursuant to the Retail Store Option Agreement between the Buyer and the Seller of even date herewith by an amount determined as follows:

            Total Purchase Price - Total Purchase Price x 1997 Cash Flow
                                   -------------------------------------
                                                 $377,778

              A Cash Flow Adjustment for Seller shall occur only if the 1997 Cash Flow is more than $377,778. A Cash Flow Adjustment for Seller shall result in an increase in the purchase price for the first Tranche of Stores acquired by Buyer from Seller pursuant to the Retail Store Option Agreement by an amount determined as follows:

          Total Purchase Price x 1997 Cash Flow - Total Purchase Price
          -------------------------------------
                        $377,778

                   1.4  Assumption of Liabilities; Etc.
                        ------------------------------

                        (a) At each Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as EXHIBIT A, pursuant to which it shall assume and agree to perform, pay and discharge the liabilities, obligations and commitments of the Seller related to the Store being acquired at each such Closing (the "Assumed Liabilities") set forth on
         SCHEDULE I.







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                        (b)  The Buyer shall not at the Closing assume or
         agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities.

                   1.5  ALLOCATION OF PURCHASE PRICE AND ASSUMED
         LIABILITIES. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Assets using the book value of the Assets, with the balance allocated to goodwill.

                   1.6 THE CLOSINGS. Each Closing shall take place at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, on the dates set forth on SCHEDULE I or on such other dates mutually agreeable to the Buyer and Seller (each, a "Closing Date"). The transfer by the Seller to the Buyer of the Assets related to the Store being acquired at each such Closing (as set forth on SCHEDULE I) shall be deemed to occur at 9:00 a.m., Boston time, on the applicable Closing Date.

                   1.7 RESTRICTIONS ON TRANSFER OF COMMON STOCK. Each of the Seller and the Principals hereby confirm, covenant and agree that, without the prior written consent of the Buyer, it, she or he will not, directly or indirectly, sell, offer to sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose of, any shares of Common Stock issued or issuable to Seller or the Principals hereunder during the following periods:
         (i) the six-month period following the first Closing with respect to the shares of Common Stock issued at such Closing; (ii) the three-month period following the second Closing with respect to the shares of Common Stock issued at such Closing; (iii) the six-month period following the third Closing with respect to the shares of Common Stock issued at such Closing; and (iv) the three-month period following the fourth Closing with respect to the shares of Common Stock issued at such Closing.

              2.   Representations of the Seller
                   -----------------------------

              The Seller represents and warrants to the Buyer as follows:

                   2.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. SCHEDULE 2.2 attached hereto constitute a true, correct and complete list of all corporate, partnership, joint venture and other entities in


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






         which the Seller holds, directly or indirectly, a 50% or greater interest. Each of the Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to own its properties and to carry on its business as now being conducted. The Seller and the Subsidiaries are each duly qualified to do business and in good standing in all jurisdictions in which their ownership of property or the character of their business requires such qualification. Certified copies of the charter, bylaws and other governing instruments of each of the Seller and the Subsidiaries, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Seller does not own any capital stock of or other equity interest in any corporation, partnership or other entity, other than the Subsidiaries. SCHEDULE 2.1 sets forth a list of each retail video rental store (including the location of each such store and the name and address of all owners (if not Seller) of each such store) owned, operated or licensed directly or indirectly by the Seller.

                   2.2 CAPITALIZATION OF THE SELLER AND THE SUBSIDIARIES. The Seller's authorized capital stock is as specified on
         SCHEDULE I attached hereto. There are issued and outstanding the number of shares of capital stock of the Seller as are specified on SCHEDULE 2.2 attached hereto, which shares are held of record and beneficially by the stockholders listed on SCHEDULE 2.2 attached hereto. All of such shares have been duly and validly issued and are fully paid and nonassessable. The authorized capital stock of the Subsidiaries is as set forth on SCHEDULE 2.2 attached hereto, and all of the issued and outstanding shares of capital stock of each of the Subsidiaries is specified on SCHEDULE 2.2, and all of such issued and outstanding shares are owned beneficially and of record by the Seller. All of such shares have been duly and validly issued, and are fully paid and nonassessable.

                   2.3 AUTHORIZATION. The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the charter or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound. SCHEDULE 2.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

                   2.4 OWNERSHIP OF THE ASSETS. SCHEDULE 2.4(i) attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets (collectively, the "Encumbrances"). The Seller is, and at each Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Assets with respect to the Store being acquired by the Buyer at such Closing, free and clear of all Encumbrances of any kind, except as set forth on SCHEDULE 2.4(ii) attached hereto (the "Permitted Encumbrances"). The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to such Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for the Permitted Encumbrances.

                   2.5  Financial Statements.
                        --------------------

                        [(a) Except as otherwise set forth on SCHEDULE 2.5, the Seller has previously delivered to the Buyer its combined unaudited balance sheet as of August 31, 1996 (the "Unaudited Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Seller for the period from incorporation of the Seller until August 31, 1996 (collectively, including the Unaudited Balance Sheets, the "Unaudited Financial Statements"). The Unaudited Financial Statements and the interim financial statements (the "Interim Financial Statements") to be delivered pursuant to Subsection 5.4 hereof (collectively, the "Financial

         Statements") have been, or will be, prepared in accordance with generally accepted accounting principles applied consistently with past practice and have been, or will be, certified by the Seller's independent public accountants.

                        (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Seller and the results of operations of the Seller's business for the periods indicated; with respect to the contracts and commitments for the sale of goods or the provision of services by the Seller, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Seller, whether disputed or not, for the applicable period then ended and periods prior thereto.

                   2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent set forth on SCHEDULE 2.6 attached hereto, either individually or in the aggregate, the Seller does not have any material liability or obligation, secured or unsecured, affecting the Assets, whether accrued, absolute, contingent, or, to Seller's best knowledge, unasserted or otherwise. Notwithstanding the above, to the best of the Seller's knowledge, the Seller does not have any liability or obligation arising out of the violation of any environmental laws, rules or regulations or the storage or disposal of hazardous waste. For purposes of this Subsection 2.6, "material" means any amount in excess of $10,000.

                   2.7 LITIGATION. Except as set forth on SCHEDULE 2.7 attached hereto, the Seller is not a party to, or to the Seller's best knowledge threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Seller. The Seller is not in violation of or in default with respect to any judgment, order, writ or injunction of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

                   2.8 INSURANCE. SCHEDULE 2.8 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or business of the Seller and of all life insurance policies maintained for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Seller to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for the Seller's business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.

                   2.9 INVENTORY. SCHEDULE 2.9 attached hereto sets forth a true, correct and complete list of the Inventory as of the date hereof, including a description and the book value thereof.
         SCHEDULE 2.9, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of the Inventory as of the Closing Date, including a description and valuation thereof. Such Inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Seller. The value of all items of obsolete materials and of materials of below standard quality has been written down to realizable market value, and the values at which such Inventory is carried reflect the normal inventory valuation policy of the Seller of stating the Inventory at the lower of cost or market value in accordance with generally accepted accounting principles.

                  2.10 FIXED ASSETS. SCHEDULE 2.10 attached hereto sets forth a true, correct and complete list of all Fixed Assets as of the date hereof, including a description and the book value thereof. SCHEDULE 2.10, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of all Fixed Assets as of the Closing Date, including a description and valuation thereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Seller in the ordinary course of business and in the production of products of the Seller and normal maintenance has been consistently performed with respect to such Fixed Assets.

                  2.11 LEASES. SCHEDULE 2.11 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease for a Store, to which the Seller is a party (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. The Leases for the Stores are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on SCHEDULE 2.11, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease for a Store has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. Except as set forth on SCHEDULE 2.11 attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease for a Store, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Seller is not obligated to pay any leasing or brokerage commission relating to any Lease for a Store and, except as set forth on SCHEDULE 2.11 attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease for a Store.
         No material construction, alteration or other leasehold improvement work with respect to any of the Leases for the Stores remains to be paid for or to be performed by the Seller. The Financial Statements contain adequate reserves to provide for the restoration of the properties subject to the Leases for the Stores at the end of the respective Lease terms, to the extent required by such Leases.

                  2.12 CHANGE IN FINANCIAL CONDITION AND ASSETS. Except as set forth on SCHEDULE 2.12 attached hereto, since August 31, 1996 (the "Balance Sheet Date"), there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of the Seller.
         The Seller has no knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the Seller or its business, properties, assets, condition (financial or otherwise) or prospects.

                  2.13  Tax Matters.
                        -----------

                        (a)  Except as set forth on SCHEDULE 2.13 to this
         Agreement:

                           (i)    Within the times and in the manner
         prescribed by law, the Seller has filed all Returns which are required to be filed;

                          (ii) With respect to all amounts in respect of Taxes imposed upon the Seller for which it could be liable, whether to Taxing Authorities (as, for example, under law) or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Seller to Taxing Authorities or others on or before the date hereof have been paid.

                         (iii)    All Returns filed by the Seller
         constitute complete and accurate representations of the respective Tax liabilities of, or attributable to, the Seller for such years;

                          (iv)    No examination of the Returns of the
         Seller is currently in progress nor, to the best knowledge of the Seller, threatened and no unresolved deficiencies have been asserted or assessed against the Seller as a result of any audit by any Taxing Authority and no such deficiency has been proposed or threatened;

                           (v) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller;

                          (vi) The Seller is not a person other than a United States person within the meaning of the Code;

                        (b) For purposes of this Section 2.13: "Return" means any return, declaration, report, statement or other document required to be filed in respect of any Tax; "Tax" or "Taxes" means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duty or other tax, fee, assessment or charge of any kind whatever, together with interest and any penalty, addition to tax or ad-ditional amount with respect thereto; "Taxing Authority" means any governmental authority responsible for the imposition of Taxes; and "Code" means the Internal Revenue Code of 1986, as amended.

                   2.14 ACCOUNTS RECEIVABLE. SCHEDULE 2.14 attached hereto sets forth the list of all Accounts Receivable, including an aging thereof, as reasonably reflected in the records of the Seller as of the Balance Sheet Date. SCHEDULE 2.14, as updated pursuant to Subsection 7.9 hereof, shall set forth a list of the Accounts Receivable as, or within five days, of the Closing Date, including an aging thereof, as reflected in the records of the Seller. All Accounts Receivable arose out of the sales or rentals of inventory or services in the ordinary course of business.

                   2.15 BOOKS AND RECORDS. The general ledgers and books of account of the Seller, all federal, state and local income, franchise, property and other tax returns filed by the Seller, with respect to the Assets, and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

                   2.16 Contracts and Commitments.
                        -------------------------

                        (a) SCHEDULE 2.16 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                             (i)  all loan agreements, indentures,
         mortgages and guaranties to which the Seller is a party or by which the Seller or any of its property is bound;

                            (ii)  all pledges, conditional sale or title
         retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which the Seller is a party or by which the Seller or any of its property is bound;

                           (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property is bound which (A) involve payments or receipts by the Seller of more than $2,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Seller;

                            (iv)  all collective bargaining agreements,
         employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Seller is a party or by which the Seller or any of its property is bound;

                             (v)  all agency, distributor, sales
         representative and similar agreements to which the Seller is a party;

                            (vi)  all contracts, agreements or other
         understandings or arrangements between the Seller any stockholder or Affiliate of the Seller;

                           (vii) all leases, whether operating, capital or otherwise, under which the Seller is lessor or lessee; and

                          (viii) any other material agreement or contract entered into by the Seller.

                        (b) Except as set forth on SCHEDULE 2.16 attached hereto:

                             (i)  each Contract is a valid and binding
         agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                            (ii)  the Seller has fulfilled all material
         obligations required pursuant to the Contracts to have been performed by the Seller on its part prior to the date hereof, and the Seller has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                           (iii) the Seller is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                            (iv)  to the best knowledge of the Seller,
         there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                             (v)  the Seller is not restricted by any
         Contract from carrying on its business anywhere in the world; and

                            (vi)  the Seller has no written or oral
         Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

                        (c)  Except as set forth on SCHEDULE 2.3 or
         SCHEDULE 2.16, the continuation, validity and effectiveness of each Contract will not be affected by the transfer thereof to Buyer under this Agreement and all such Contracts are assignable to Buyer without a consent.

                        (d) True, correct and complete copies of all Contracts have previously been delivered by the Seller to the Buyer.

                  2.17 COMPLIANCE WITH AGREEMENTS AND LAWS. The Seller has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). SCHEDULE 2.17 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Seller to the Buyer. The Seller is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Seller or its properties. The business of the Seller does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Seller. Except as set forth on SCHEDULE 2.17 attached hereto, the Seller has not since January 1, 1993 received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

                  2.18  Employee Relations.
                        ------------------

                        (a) The Seller is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

                        (b) Except as set forth on SCHEDULE 2.18 attached hereto:

                             (i)  none of the employees of the Seller is
         represented by any labor union;

                            (ii)  there is no unfair labor practice
         complaint against the Seller pending before the National Labor Relations Board or any state or local agency;

                           (iii) there is no pending labor strike or other material labor trouble affecting the Seller (including, without limitation, any organizational drive);

                            (iv)  there is no material labor grievance
         pending against the Seller;

                             (v)  there is no pending representation
         question respecting the employees of the Seller; and

                            (vi)  there are no pending arbitration
         proceedings arising out of or under any collective bargaining agreement to which the Seller is a party, or to the best knowledge of the Seller, any basis for which a claim may be made under any collective bargaining agreement to which the Seller is a party.

                        (c) SCHEDULE 2.18 attached hereto sets forth a true, correct and complete list of (a) the employee benefits provided by the Seller to its employees and all contracts or agreements between the Seller and its employees, and (b) the Seller's current payroll, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of $20,000 the amounts paid or payable as salary and bonus payments for Seller's most recently completed full fiscal year.

                        (d) For purposes of this Subsection 2.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Seller's business.

                  2.19 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE 2.19 attached hereto, since the Balance Sheet Date, the Seller has not entered into any transaction affecting the Stores which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not:

                        (a) Incurred any material obligation or liability for borrowed money;

                        (b)  Discharged or satisfied any lien or
         encumbrance or paid any obligation or liability other than current liabilities reflected in the Unaudited Balance Sheet;

                        (c) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Assets;

                        (d) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

                        (e) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

                        (f)  Suffered any losses, whether insured or
         uninsured, and whether or not in the control of the Seller, in excess of $5,000 in the aggregate, or waived any rights of any value;

                        (g)  Made any changes in compensation of its
         officers, directors or employees other than hourly wage increases made prior to the closing in the ordinary course of business;

                        (h) Received notice of any litigation, warranty claim or products liability claims; or

                        (i) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 2.23 hereof.

                  2.20 SUPPLIERS. SCHEDULE 2.20 attached hereto sets forth a true, correct and complete list of the names and addresses of the six suppliers of the Seller which accounted for the largest dollar volume of purchases by the Seller for its most recently completed fiscal year. None of such suppliers has notified the Seller that it intends to discontinue its relationship with the Seller.

                  2.21 PREPAYMENTS AND DEPOSITS. SCHEDULE 2.21 attached hereto sets forth all prepayments or deposits from customers for products to be shipped, or services to be performed, after the Closing Date which have been received by the Seller as of the date hereof.

                  2.22  Trade Names and Other Intangible Property.
                        -----------------------------------------

                        (a) SCHEDULE 2.22 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by the Seller to the Buyer.

                        (b) Except as otherwise disclosed in SCHEDULE 2.22 attached hereto, the Seller is the sole and exclusive owner of all Intangible Property and all designs, permits, labels and packages used on or in connection therewith. The Intangible Property owned by the Seller is sufficient to conduct the Seller's business as presently conducted and, when transferred to the Buyer pursuant to this Agreement, will be sufficient to permit the Buyer to conduct the business of the Seller as presently conducted by the Seller. The Seller has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. The Seller has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller. The Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property.

                  2.23  Employee Benefit Plans.
                        ----------------------

                        (a) Except as set forth on SCHEDULE 2.23, the Seller does not now have or otherwise contribute to or participate in, and has not in the past had or otherwise contributed to, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

                        (b) The Buyer assumes no liabilities with respect to any employee benefit plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation.

                        (c) EMPLOYEE PLANS. SCHEDULE 2.23 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the Seller's employees, or maintained at any time since January 1, 1992 by the Seller or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the "Employee Plans") and, except as set forth on SCHEDULE 2.23 attached hereto, the Seller has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

                  2.24 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Seller and which are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith are set forth on
         SCHEDULE 2.24 attached hereto and have been, or will be prior to the Closing Date, obtained and satisfied.

                  2.25 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND SHAREHOLDERS. Except as set forth on SCHEDULE 2.25 attached hereto, the Seller is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Seller or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, shareholder or affiliate is indebted to the Seller, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

                  2.26 POWERS OF ATTORNEY AND SURETYSHIPS. Except as set forth on SCHEDULE 2.26 attached hereto, the Seller has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

                  2.27 DISCLOSURE. No representation or warranty by the Seller in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Seller has disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement.

              3.  Representations of the Buyer
                  ----------------------------

              The Buyer represents and warrants to the Seller as follows:

                  3.1 ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

                  3.2 CAPITALIZATION OF THE BUYER. On the date hereof, the Buyer's authorized capital stock consists of 35,000,000 shares of Common Stock, $.01 par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share, none of which shares of Preferred Stock are issued or outstanding. As of September 9, 1996, there were issued and outstanding 12,070,239 shares of Common Stock of the Buyer. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and nonassessable.

                  3.3 AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer;
         (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. SCHEDULE 3.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

                  3.4 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

                  3.5 DISCLOSURE. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

                  3.6 BUYER FINANCIAL STATEMENTS. The audited financial statements included in registration statements and reports filed by the Buyer with the Securities and Exchange Commission or delivered to the Seller were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Buyer as at the dates thereof and the results of operations and cash flow for the periods then ended.

                  3.7 ISSUANCE OF SHARES. The shares of Common Stock of Buyer issuable hereunder shall be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement filed with the Securities and Exchange Commission.

              4.  Access to Information; Public Announcements
                  -------------------------------------------

                  4.1   Access to Management, Properties and Records.
                        --------------------------------------------

                        (a) From the date of this Agreement until the final Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Seller related to the Stores, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Seller with respect to the Stores, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets of the Seller as the Buyer shall reasonably request.

                        (b) If the Buyer, at its option and expense, prior to the final Closing Date, elects to have a report or reports prepared by an engineer or other professional selected by the Buyer, certifying that the real property associated with the Assets (i) complies with all applicable federal, state and local environmental and wetlands laws, rules and regulations and that there is not now, and never has been, manufacture, storage, or disposal of hazardous wastes at the real estate in violation of said laws, rules and regulations, (ii) complies with all applicable building, health and fire codes, and subdivision control laws, rules and regulations, the Seller shall cooperate with such engineer or professional to the extent necessary to prepare such reports, including, without limitation, providing such engineer or professional access to such real property and necessary records, and arranging interviews with employees of the Seller.

                        (c) The Seller shall authorize the release to the Buyer of all files pertaining to the Seller with respect to the Stores, the Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

                  4.2 CONFIDENTIALITY. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of the Seller or the Buyer which shall have been furnished by the Buyer or the Seller to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the above, the parties acknowledge that it is likely that the terms hereof shall be publicly available as an exhibit to the Buyer's Registration Statement on Form S-1 or other periodic filing made with the Securities and Exchange Commission and the Buyer shall include in its Registration Statement on Form S-1 and in the prospectus included therewith information regarding the Seller, the business of the Seller and the financial condition of the Seller.

              5.  Pre-Closing Covenants of the Seller
                  -----------------------------------

                  From and after the date hereof and until the final
         Closing Date:

                  5.1 CONDUCT OF BUSINESS. The Seller shall carry on the business of the Stores not yet acquired by the Buyer diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by the Buyer. All of the property of the Seller relating to the Stores shall be used, operated, renewed, repaired and maintained in a normal business manner consistent with past practice.

                  5.2 ABSENCE OF MATERIAL CHANGES. Without the prior written consent of the Buyer (which consent shall not be unreasonably withheld and which consent shall not be required with respect to any action set forth below in this Section 5.2 if such action could not adversely impact the Seller's ability to consummate the transactions contemplated hereby or increase the post-Closing liability or obligations of the Buyer), the Seller shall not:

                        (a)  Take any action to amend its charter or
         Bylaws;

                        (b) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

                        (c) Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets;

                        (d) Sell, assign, or transfer any of the Assets, except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost;

                        (e) Cancel any debts or claims, except in the ordinary course of business;

                        (f)  Merge or consolidate with or into any
         corporation or other entity;

                        (g) Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

                        (h) Make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                        (i) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

                        (j)  Take or permit any act or omission
         constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

                        (k)  Fail to (i) preserve the possession and
         control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until after the Closing Date;

                        (l) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, furniture and equipment;

                        (m) Engage any employee to work in a Store for a salary in excess of $25,000 per annum;

                        (n) Materially alter the terms, status or funding condition of any Employee Plan, except for any such alterations that would create no current or future obligations on the part of the Buyer; or

                        (o) Commit or agree to do any of the foregoing in the future.

                  5.3 TAXES. The Seller will, on a timely basis, file all tax returns for and pay any and all taxes which shall become due or shall have accrued (a) on account of the operation of the business of the Seller or the ownership of the Assets on or prior to the Closing Date or (b) on account of the sale of the Assets (including a pro-rata portion of all personal property, excise and other taxes payable with respect to the Assets on an annual basis by the Seller).

                  5.4 DELIVERY OF INTERIM FINANCIAL STATEMENTS. As promptly as possible following the last day of each month after the date hereof, and in any event within 15 days after the end of each such month, the Seller shall deliver to the Buyer its balance sheet and related statements of income, shareholders' equity, retained earnings and changes in financial condition (all with respect to the Stores not yet acquired by Buyer) for the one-month period then ended, all certified by the Seller's independent public accountants or Seller's chief financial officer (collectively, the "Interim Financial Statements").

                  5.5 COMPLIANCE WITH LAWS. The Seller will comply with all laws and regulations which are applicable to it, its ownership of the Assets or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

                  5.6 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller will not take any actions which would result in any of the representations or warranties set forth in
         Section 2 hereof being untrue.

                  5.7 CONTINUING OBLIGATION TO INFORM. From time to time prior to the final Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

                  5.8 EXCLUSIVE DEALING. The Seller will not, directly or indirectly, through any officer, director, agent or otherwise,
         (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Assets, or any equity interest in, the Seller or any equity investment, merger, consolidation or business combination with the Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Seller shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

                  5.9 NO PUBLICITY. The Seller shall make no public announcement with respect to this Agreement or the transactions contemplated hereby without the express prior written consent of the Buyer. The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, the terms of this Agreement and the transactions contemplated hereby.

              6. SATISFACTION OF CONDITIONS. The Seller and the Buyer covenant and agree to use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

              7.  Conditions to Obligations of the Buyer
                  --------------------------------------

                  The obligations of the Buyer under this Agreement are subject to the fulfillment, at each Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

                  7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Seller (as updated on each Closing Date) shall be true on and as of each Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at each Closing Date.

                  7.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

                  7.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Seller's business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

                  7.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Seller shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on SCHEDULE 2.3 attached hereto.

                  7.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Assets after each Closing.

                  7.6 OPINION OF COUNSEL. The Buyer shall have received an opinion of counsel to the Seller, dated as of the first Closing Date, in substantially the form attached hereto as EXHIBIT B.

                  7.7 BOARD OF DIRECTORS AND SHAREHOLDER APPROVAL. The shareholders of the Seller shall have duly authorized the transactions contemplated by this Agreement.

                  7.8 THE ASSETS. Except for the Permitted Encumbrances, at each Closing the Buyer shall receive good, clear, record and marketable title to the Assets related to the Store being acquired at such Closing, free and clear of all liens, liabilities, security interests and encumbrances of any nature whatsoever.

                  7.9 UPDATE. The Seller shall have provided the Buyer with a true, correct and complete list and amount, as of each Closing Date, of (a) the Inventory; (b) the Fixed Assets; and (c) the trade accounts payable and accrued liabilities of the Seller with respect to the Stores not yet acquired by the Buyer. The Seller shall have provided the Buyer with a list of the Accounts

         Receivable, as of, or within five days prior to, the Closing Date, including an aging thereof, as reflected in the records of the Seller.

                  7.10 CASH AVAILABLE FOR WORKING CAPITAL PURPOSES. On each Closing Date, the Seller will have available cash for working capital purposes of not less than $700 for the Store being acquired on such Closing Date, which cash will be transferred to the Buyer pursuant to the terms of this Agreement.

                  7.11  Payables.
                        --------

                        (a) On each Closing Date, with respect to the Stores not yet acquired by the Buyer, the Seller will have no obligations to suppliers and vendors of goods and services and other trade creditors which are past due in accordance with their terms and in no event shall the Seller have any of such obligations outstanding for more than 60 days as of the Closing.

                        (b) On each Closing Date, the Seller will have no liabilities to employees working in the Store being acquired by the Buyer of such Closing for accrued vacation or sick pay, employee benefit claims or liabilities to the Pension Benefit Guaranty Corporation.

                  7.12 ENGINEER'S REPORT. On or prior to each Closing Date, the Buyer shall have received the engineer's report, if any, referred to in Subsection 4.1(b) hereof.

                  7.13 TAX LIEN WAIVERS. On or prior to each Closing Date, the Seller shall have obtained and delivered to the Buyer tax lien waivers from all jurisdictions in which Assets of the Store being acquired by the Buyer at such Closing are located and which provide such tax lien waivers.

                  7.14 CLOSING DELIVERIES. The Buyer shall have received at or prior to each Closing each of the following documents:

                        (a) a bill of sale substantially in the form attached hereto as EXHIBIT C;

                        (b) such instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Assets being acquired;

                        (c) such contracts, files and other data and documents pertaining to the Assets or the Seller's business as the Buyer may reasonably request;

                        (d) such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in Section 7 (including without limitation, this Section 7.14) as the Buyer shall reasonably request;

                        (e) a certificate of the Secretary of State (or comparable issuing authority) of the state in which the Seller is incorporated as to the legal existence and good standing (including tax) of the Seller in such state, and a certificate of the Secretary of State (or comparable issuing authority) of each state or jurisdiction in which the Seller is qualified to transact business, as to Seller's qualification to do business in such state or jurisdiction;

                        (f) certificates of the Clerk or Secretary of the Seller attesting to the incumbency of the Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

                        (g) estoppel certificates from the lessor of the Store being acquired by the Buyer consenting to the assumption of such lease by the Buyer and representing that there are no outstanding claims against the Seller under any such lease;

                        (h)  the schedules listed in Subsection 7.9;

                        (i) cross receipt executed by the Buyer and the Seller;

                        (j)  such other documents, instruments or
         certificates as the Buyer may reasonably request.

                  7.15 RETAIL STORE OPTION AGREEMENT. On or prior to the first Closing Date the Seller shall have executed and delivered the Retail Store Option Agreement substantially in the form attached hereto as SCHEDULE 7.15.

              8.   Conditions to Obligations of the Seller
                   ---------------------------------------

              The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

                   8.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer (as updated prior to each Closing) in this Agreement shall be true on and as of each Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                   8.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

                   8.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                   8.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement at each such Closing, including, without limitation, those set forth on
         SCHEDULE 3.3 attached hereto, or in the event the lessor has not consented to an assignment to the Buyer of the lease of the Store being acquired by the Buyer, the Buyer has agreed to include under such Lease obligations arising after the Closing Date as Assumed Liabilities on SCHEDULE 1.4.

                   8.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets.

                   8.6 OPINION OF COUNSEL. The Seller shall have received an opinion of Hale and Dorr, counsel to the Buyer, dated as of the first Closing Date, in substantially the form attached hereto as EXHIBIT D.

                   8.7 CLOSING DELIVERIES. The Seller shall have received at or prior to the Closing each of the following documents:

                        (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Seller shall reasonably request;

                        (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

                        (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

                        (d)  Instrument of Assumption of Liabilities
         executed by the Buyer and accepted by the Seller; and

                        (e)  such other documents, instruments or
         certificates as the Seller may reasonably request.

                   8.8 RETAIL STORE OPTION AGREEMENT. On or prior to the first Closing Date the Buyer shall have executed and delivered the Retail Store Option Agreement substantially in the form attached hereto as SCHEDULE 8.8.

              9.   Indemnification
                   ---------------

                   9.1 BY THE BUYER AND THE SELLER. The Buyer and the Seller each hereby agrees to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Seller in connection with each and all of the following:

                        (a) Any breach by the indemnifying party of any representation or warranty in this Agreement;

                        (b) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                        (c)  Any misrepresentation contained in any
         statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

                   9.2 BY THE SELLER. The Seller further agrees to indemnify and hold harmless the Buyer from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer, in connection with each and all of the following:

                        (a)  Any claims against, or liabilities or
         obligations of, the Seller or against the Assets not specifically assumed by the Buyer pursuant this Agreement, including without limitation, any liabilities or obligations of the Seller for accrued vacation or sick pay and employee benefit claims under any Employee Benefit Plan;

                        (b)  The failure of the Buyer to obtain the
         protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Seller or the transactions contemplated by this Agreement;

                        (c) Any violation by the Seller of, or any failure by the Seller to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to the Seller, the Assets or its business, whether or not any such violation or failure to comply has been disclosed to the Buyer, including any costs incurred by the Buyer (i) in order to bring the Assets into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date or
         (ii) in connection with the transfer of the Assets;

                        (d) Any warranty claim or product liability claim relating to the operation of each Store prior to the acquisition by the Buyer;

                        (e) Any tax liabilities or obligations of the Seller; and

                        (f)  Any claims against, or liabilities or
         obligations of, the Seller with respect to obligations under Employee Plans not specifically assumed by the Buyer pursuant to this Agreement.

                   9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement.

                   9.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                   9.5 PAYMENT OF INDEMNIFICATION OBLIGATION. All indemnification by the Buyer and the Seller hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability. Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Seller under Section 9 hereof shall not exceed an amount equal to the Purchase Price. Notwithstanding anything to the contrary in this Section 9, Buyer shall not be entitled to receive, and the Seller shall not be obligated to pay, the first $10,000 in the aggregate of indemnity obligations otherwise payable by Seller to Buyer pursuant to this Section 9 and Seller shall not be entitled to receive, and the Buyer shall not be obligated to pay, the first $10,000 in the aggregate of indemnity obligations otherwise payable by Buyer to Seller pursuant to this Section 9. All indemnification liability payable hereunder shall be reduced by the net present value (using a discount rate equal to the then prime rate as set forth in THE WALL STREET JOURNAL) of any noncontingent tax benefits to the indemnified party resulting therefrom.

                   9.6  SURVIVAL OF REPRESENTATIONS; CLAIMS FOR
         INDEMNIFICATION. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the second anniversary of the final Closing Date, except for claims, if any, asserted in writing prior to such second anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such two-year period. Notwithstanding the above claims resulting from the failure by the Seller to pay when due any tax or claims relating to Seller's employee benefit plans shall expire one year after any applicable statute of limitations.

              10.  Post-Closing Agreements
                   -----------------------

              The Seller agrees that from and after the Closing Date:

                   10.1  Proprietary Information.
                         -----------------------

                         (a) The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of the Seller and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

                         (b) The Seller agrees that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

                   10.2 NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided by law, for a period of three years after the final Closing Date, neither the Seller nor any Affiliate thereof (including the Principals) shall solicit any person who was an employee of the Seller on the Closing Date to terminate his employment with the Buyer or to become an employee of the Seller or hire any person who was such an employee on the date hereof or on the Closing Date.

                   10.3  Non-Competition Agreement.
                         -------------------------

                         (a)  Except as otherwise set forth on
         SCHEDULE 10.3, for a period of five years after the final Closing Date, neither the Seller nor any Affiliate (including the Principals) thereof shall (i) market, rent or sell at the retail level any product which has the same or substantially the same form, function and primary application as any existing or proposed videotape, game or movie product marketed, rented or sold by the Seller on or prior to the Closing Date or (ii) engage in any business involving directly or indirectly the marketing, sale or rental at the retail level of any videotape, game or movie product competitive with the business of the Seller as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Seller conducted its business during the two years prior to the Closing Date. Notwithstanding any provision to the contrary herein, in the State of Louisiana the noncompete period referred to above shall terminate two years after the date of termination of the restrictions on transfer of Common Stock included in Section 1.7 above.

                         (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

                   10.4  Sharing of Data.
                         ---------------

                         (a) The Seller shall have the right for a period of three years following the final Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Seller transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

                         (b) The Seller and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Seller to the Buyer and the operation thereof by the Buyer.

                   10.5 USE OF NAME. Except as set forth in Section 10.7 below, without Buyer's prior written consent, the Seller and each of the Principals each agrees not to use the trade names identified on SCHEDULE I or any derivation thereof after the final Closing Date in connection with any business.

                   10.6 COOPERATION IN LITIGATION. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

                   10.7 LICENSE TO REEL VIDEO. Effective from and after the first Closing, Buyer hereby grants to Seller a non-exclusive, royalty-free right and license to use the tradename "Reel Video" solely in connection with the operation of the Stores not yet acquired by the Buyer.

                   10.8 CONDUCT OF BUSINESS. Until September 30, 1997, the Buyer shall carry on the Business of the Stores acquired by it hereunder in a reasonably diligent and prudent manner and consistent with the manner in which the Buyer carries on the Business of the other stores owned and operated by it.

                   10.9 NON-COMPETE AGREEMENT WITH GABRIEL ACKAL. From and after the first Closing Date, the Seller will take all commercially reasonable measures to enforce its rights under the Non-Compete Agreement between the Seller (then known as "Box Office Entertainment, Inc.") and Gabriel Ackal, dated April 4, 1996.

                   10.10 CONFIDENTIALITY AGREEMENTS. Within one week of the first Closing Date, the Seller will use its best efforts to cause Gabriel Ackal and William Seymour to execute and deliver Confidentiality Agreements to the Buyer which are in form and substance reasonably satisfactory to the Buyer.

              11.  Termination of Agreement
                   ------------------------

                   11.1 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto.

                   11.2 TERMINATION BY REASON OF BREACH. The obligations hereunder to purchase and sell any Stores not yet acquired by the Buyer may be terminated by the Seller, if at any time prior to a Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any material condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any material condition or obligation hereunder.

              12.  Transfer and Sales Tax
                   ----------------------

                   Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

              13.  Brokers
                   -------

                   13.1 FOR THE SELLER. The Seller represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

                   13.2 FOR THE BUYER. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

             14.  Notices
                  -------

                  Except to the extent otherwise provided herein, any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

              To the Seller
              or any Principal:   At the address specified for
                                  this purpose on SCHEDULE I

              To the Buyer:       West Coast Entertainment Corporation
                                  9990 Global Road
                                  Philadelphia, PA  19115

              With a copy to:     Hale and Dorr
                                  60 State Street
                                  Boston, MA  02109
                                  Attn:  John H. Chory, Esq.

         Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) three business days after being sent, if sent by registered or certified mail; or (c) on the date of actual receipt, if delivered by any other method.

             15.  Arbitration
                  -----------

                  (a) Any dispute, controversy or claim between the parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this
         Section 15. Any arbitration pursuant to this Section 15 shall be conducted by a single arbitrator appointed by the Philadelphia, Pennsylvania office of the American Arbitration Association upon the request of either party. The arbitrator shall have a minimum of five years of experience in the area of business relevant to the particular dispute. Each party shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwith-standing the failure of a party to participate in the proceedings. Each of the parties shall pay its own costs and expenses in connection with any such arbitration, and the parties shall share equally in the fees and expenses of the arbitrator.

                  (b) The parties agree that any such arbitration will occur in Philadelphia, Pennsylvania, any such arbitration award shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by either party in any court.

             16.  Successors and Assigns
                  ----------------------

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, the Seller and the Principals may not assign their respective obligations hereunder without the prior written consent of the Seller in the case of an assignment by the Buyer or the Buyer in the case of an assignment by the Seller or a Principal; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate. Any assignment in contravention of this provision shall be void.

             17.  Entire Agreement; Amendments; Attachments
                  -----------------------------------------

                  (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, the Seller and the Principals may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

                  (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

             18.  Expenses
                  --------

                  Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

             19.  Legal Fees
                  ----------

                  In the event that legal proceedings are commenced by the Buyer against the Seller, or by the Seller against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

             20.  Governing Law
                  -------------

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

             21.  Section Headings
                  ----------------

                  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

             22.  Severability
                  ------------

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

             23.  Counterparts
                  ------------

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

              IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.



         (Corporate Seal)              WEST COAST ENTERTAINMENT CORPORATION

         ATTEST:
                                       By: /s/ T. Kyle Standley
                                          --------------------------------

                                       Title: CEO/President
         -------------------------           -----------------------------


                                       SELLER:

                                       REEL ENTERTAINMENT, INC.


                                       By: /s/ T. George Solomon, Jr.
                                          --------------------------------

                                       Title: President
                                             -----------------------------


                                       PRINCIPALS:


                                       /s/ T. George Solomon, Jr.
                                       -----------------------------------
                                       T. George Solomon, Jr.


                                       BANK ONE EQUITY INVESTORS, INC.


                                       By: /s/ Thomas Adamek
                                          --------------------------------

                                       Title: President
                                             -----------------------------

                                     Schedule I
                                     ----------
                             to Asset Purchase Agreement
                  between West Coast Entertainment Corporation and
                                       Seller

         Section of Agreement
         in Which Term, Item or
         Information is Referenced          Term or Item
         -------------------------          ------------

         Recital             Seller:   Reel Entertainment, Inc., a Louisiana
                             corporation.

         Recital Address of Principal Office: 510 O'Keefe Avenue, New Orleans, Louisiana 70113

         Recital             Principals:    T. George Solomon, Jr.
                                            Bank One Equity Investors, Inc.

         Preliminary
         Statement:          Stores by Location:


                             6632 Jones Creek Road
                             Baton Rouge, LA 70817 (the "Woodlawn Store")

                             8685 Siegen Lane
                             Baton Rouge, LA 70810 (the "Siegen Store")

                             5421-B Johnson Street
                             Lafayette, LA 70503   (the "Time Plaza Store")

                             4050 Ryan Street
                             Lake Charles, LA 70605 (the "Lake Charles Store")



         1.1(a)(viii)        Trade Names:  Reel Entertainment, Inc.


         1.4                 Assumed Liabilities:

                             All obligations of the Seller continuing after each Closing under the Lease specified on SCHEDULE
                             2.11 for the Store acquired at such Closing.

                             Accounts Payable for new release rental and sell-through videotapes and interactive electronic games relating to the Stores that have been outstanding for 60 days or less at the Closing and that have been incurred in the ordinary course of business.

         1.6                 Closing Dates:

                             First Closing:   October 1, 1996  - Woodlawn Store
                             Second Closing:  December 2, 1996 - Store to be
                                                                 determined
                             Third Closing:   March 3, 1997 - Store to be
                                                              determined
                             Fourth Closing:  May 1, 1997  - Store to be
                                                             determined


         2.2 The Seller's authorized capital stock consists of 100,000 shares of Common Stock, no par value per share, of which 50,000 shares are issued and outstanding, 23,333 shares of Series A Preferred Stock, $100 par value per share, of which 10,000 shares are issued and outstanding, and 11,667 shares of Series B Preferred Stock, $100 par value per share, of which 5,000 shares are issued and outstanding.


         14                  Address for notices for purposes of Section 14:

                             If to the Seller or
                             to any Principal:   Reel Entertainment, Inc.
                                                 510 O'Keefe Avenue
                                                 New Orleans, LA 70113

                             With a copy to:     B. Troy Villa, Esq.
                                                 Adams and Reese, L.L.P.
                                                 451 Florida Street
                                                 19th Floor, North Tower
                                                 Baton Rouge, LA 70801